Exhibit 10.13

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and

(ii) would be competitively harmful if publicly disclosed.

EXCLUSIVE LICENSE AGREEMENT

March 25, 2020

THIS AGREEMENT (“Agreement”) is effective as of March 25, 2020 (“Effective Date”), by and between Longwood University (“Longwood”) and Kiromic Biopharma, Inc, a (DELAWARE) corporation, with its principal place of business located at 7707 Fannin St Suite 140, Houston, TX 77054 (“Company”).

RECITALS

Under research programs funded by Longwood through research conducted by Dr. Amorette Barber, who has developed an invention pertaining to * which is described and claimed in * and International publication number * as noted in Appendix A. Company desires to enter into an exclusive licensing agreement in the License Field to commercially develop and use the technology covered by Patent Rights. Longwood is willing to grant such an Agreement subject to the terms and conditions below.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. EXCLUSIVE LICENSE AGREEMENT GRANT

1.1    Longwood hereby grants to Company the exclusive right to negotiate a worldwide, royalty-bearing license under Longwood’s Patent Rights (“License Field”) and is binding and confidential at time of signature.

2. PATENT COSTS

2.1    Company shall pay Longwood a non-refundable Agreement Fee of fifteen thousand dollars ($15,000).

2.2    In addition to the Agreement Fee due to Longwood in accordance with Section 2.1, Company shall reimburse Longwood, within thirty (30) days of receiving an invoice from Longwood, for all reasonable fees and expenses Longwood incurs for the preparation, filing, prosecution and maintenance of Patent Rights (collectively, “Patent Costs”). This Section 2.2 shall survive any termination or expiration of this Agreement. Upfront filing fees will also be paid by Company to Longwood for the initial international filing fees requested by Company, and as estimated by Longwood, before the international filing deadline of March 26, 2020.

2.3    Payment of the Agreement Fee and Patent Costs made hereunder shall be made by wire transfer of immediately available funds in United States dollars as follows:

Account Owner:	Whitham & Cook, P.C.
Operating Account
11491 Sunset Hills Road. Suite 340
Reston, VA 20190

Beneficiary Bank:	Atlantic Union Bank
240IO Partnership Blvd
Ruther Glen, VA 22546
ABA Number: 051403164

Bene Account Number:	2674240
FFC to:	Whitham & Cook, P.C.
n, [1]: - .. -

2.4    Longwood shall be responsible for preparing, filing, prosecuting and maintaining Patent Rights and making any decisions pertaining thereto.

2.5    Longwood shall instruct the patent counsel prosecuting such Patent Rights to copy Company on patent prosecution documents that are received from or filed with the United States Patent and Trademark Office.

3. CONTEMPLATED LICENSE TERMS

3.1    Company acknowledges that the exclusive license contemplated in Section 1.1 would include license terms typical of agreements between academic institutions and industry, including but not limited to: (i) provisions for the payment of reasonable royalties and other compensation to Longwood; (ii) payment by Company of on-going patent costs in all countries covered by the license; (iii) specific time-limited due diligence obligations for the development and commercialization of a product; (iv) product liability indemnification and insurance provisions acceptable to Longwood’s liability insurance carriers; and (v) Longwood’s affiliates’ and inventors’ right to make and use the subject matter described and/or in Patent Rights and to permit others at academic and/or not-for-profit institutions to use the subject matter described and/or claimed in Patent Rights for research and educational purposes.

3.2    In addition to Section 3.1, Longwood’s grant of any license contemplated in Section 1.1 is further contingent upon the ability of the parties to reach agreement on license language that is consistent with Longwood’s policies, including but not limited to its Conflict of Interest policies.

3.3    If the technology covered by Patent Rights was invented at least in part with federal funding, Company’s license would also be subject to the rights, conditions and limitations imposed by U.S. law including without limitation the royalty-free non-exclusive license granted to the U.S. government (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto) and any relevant regulations and guidelines, including the NIH Policy and Guidelines for Research Tools (64 Fed. Reg. 28205).

3.4    If the covered technology is improved by Longwood University, such “Improvements” shall mean any IP or know-how that is either developed, discovered, or applied as a result of utilizing, implementing, or incorporating the licensed technology of which the new IP will be included in the Agreement under the same terms and conditions as PCT/US2018/052799 with no additional charges to the Licensee. If the covered technology is improved by Kiromic Biopharma, the technology remains and is owned by Kiromic Biopharma, however, if the funding for the improvement is done at Longwood and is funded by Kiromic Biopharma, such “Improvements” shall be co-owners of the technology (these shall mean any IP or know-how that is either developed, discovered, or applied as a result of utilizing, implementing, or incorporating the licensed technology of which the new IP will be included in the Agreement under the same terms and conditions as PCT/US2018/052799 with no additional charges to the Licensee).

3.5    If the Company terminates seeks to terminate this Agreement on any grounds, then all the rights and Longwood’s obligations hereunder will cease and Longwood shall be free to license Patent Rights within or outside of the License Field to any other party.

4. NOTICES

4.1    Any notice or other communication required under or pertaining to this Agreement shall be given by prepaid, first class, registered or certified mail (return receipt requested) or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other party, as follows:

In the case of Longwood:

Roger A. Byrne, Ph.D.

Professor of Biology

Dean, Cook-Cole College of Arts and Sciences

Longwood University

201 High Street, Farmville, VA 23909

434-395-2054

In the case of Company:

Maurizio Chiriva-Internati, DBSc, PhD

Kiromic Biopharma, Inc.

7707 Fannin St Suite 140

Houston, TX 77054

Notices and payments shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by legibly dated U.S. Postal Service postmark or dated receipt from a commercial carrier. Either party may change its address under this Section by providing notice as set forth herein.

5. PROMOTIONAL ACTIVITIES

5.1    Neither party shall use the name of the other party or of any trustee, director, officer, staff member, employee, student or agent of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used. For Longwood, such approval shall be obtained from Longwood’s Chief Public Affairs Officer.

6. TERMINATION

6.1    Company shall have the right to terminate this Agreement upon thirty (30) days advance written notice of termination to Longwood.

6.2    If Company shall fail to faithfully perform any of its obligations under this Agreement, including but not limited to payment of Patent Costs as provided in Section 2.2 and Diligence Requirements as described in Article 4, Longwood may give written notice of default to Company. If Company fails to cure such breach within 180 calendar days of default notice from Longwood, the ELA granted to Company under this Agreement will automatically terminate and Longwood shall have no further obligations hereunder.

6.3    Upon expiration, or termination if applicable, of this Agreement, (i) all unreimbursed Patent Costs incurred as of the termination or expiration date, as applicable, shall become immediately due and payable to Longwood, and (ii) all obligations of the parties shall cease, except those that expressly survive termination or expiration of this Agreement.

7. DISCLAIMER

7.1    LONGWOOD MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS AND THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS, OR THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, LONGWOOD MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGHTS, AND (ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF LONGWOOD OR OF ANY THIRD PARTY.

8. MISCELLANEOUS

8.1    This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, superseding and merging any prior oral or written understandings between the parties. This Agreement may be modified or amended only in a writing signed by duly authorized representatives of both parties hereto. Company shall not assign this Agreement without the prior written consent of Longwood. If any part of this Agreement is adjudged to be invalid or unenforceable, the parties intend that such invalidity shall not affect any other provision hereof. Any waiver or failure of either party to assert a right hereunder shall not constitute a waiver or excuse a similar failure in any other circumstance. This Agreement shall be governed by and construed in accordance with the laws of Virginia and each party consents to the exclusive jurisdiction and venue of courts in Richmond, VA, U.S.A. in all disputes relating to this Agreement. Headings in this Agreement are for convenience only and are not intended to be used to interpret or construe this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date hereof:

LONGWOOD UNIVERSITY		Kiromic BioPharma, Inc

By:	/s/ Larissa M. Smith	By:	/s/ Maurizio Chiriva-Internati

Title:	Provost & Vice President of Academic Affairs	Title:	CEO

Name:	Larissa M. Smith	Name:	Maurizio Chiriva, DBSc, PhD

Date:	March 25, 2020	Date:	March 25, 2020

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APPENDIX A

PATENT RIGHTS

*

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